EXHIBIT 10.1

EXECUTION VERSION

AMENDMENT NO. 8

TO

RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 8 TO RECEIVABLES PURCHASE AGREEMENT dated as of March 13, 2009 (this “Amendment”) is entered into among AVISTA RECEIVABLES CORP. (the “Seller”), AVISTA CORPORATION (the “Servicer”), RANGER FUNDING COMPANY LLC (formerly known as Receivables Capital Company LLC) (the “Conduit Purchaser”) and BANK OF AMERICA, N.A., as “Committed Purchaser” (in such capacity, the “Committed Purchaser”) and as “Administrator” (in such capacity, the “Administrator”) under the Receivables Purchase Agreement defined below. Capitalized terms used herein but not defined herein shall have the meanings provided in such Receivables Purchase Agreement.

W I T N E S S E T H

WHEREAS, the Seller, the Servicer, the Conduit Purchaser, the Committed Purchaser and the Administrator are parties to that certain Receivables Purchase Agreement dated as of May 29, 2002 (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”); and

WHEREAS, the Seller, the Servicer, the Conduit Purchaser, the Committed Purchaser and the Administrator have agreed to amend the Receivables Purchase Agreement on the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller, the Servicer, the Conduit Purchaser, the Committed Purchaser and the Administrator hereby agree as follows:

SECTION 1. Amendment. Subject to the fulfillment of the condition precedent set forth in Section 2 below, the Receivables Purchase Agreement is hereby amended as follows:

1.1 Section 3.03(b) of the Receivables Purchase Agreement is hereby amended by deleting the reference to “2% per annum above the Alternate Base Rate” set forth in such section and replacing such reference with “a rate equal to the then applicable Earned Discount Rate”.

1.2 Section 4.01 of the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

SECTION 4.01. Fees. Seller shall pay to the Administrator and the Purchasers the fees in the amounts and at the times set forth herein and in the fee letter, dated March 13, 2009, among the Administrator, Parent and Seller (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”).

1.3 Article XII of the Receivables Purchase Agreement is hereby amended to add the following new Section 12.03 to the end of such article:

SECTION 12.03. Federal Reserve Bank. Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, the Asset Interest and any rights to payment of Earned Discount and fees related to the Transaction Documents) under this Agreement to secure obligations of such Investor to a Federal Reserve Bank, without notice to or consent of any party hereto; provided that no such pledge or grant of a security interest shall release any Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.

1.4 Section 4.02(a) of the Receivables Purchase Agreement is hereby amended to add the phrase “or (iii) any Accounting Based Consolidation Event” immediately following the words “Regulatory Change”.

1.5 Appendix A to the Receivables Purchase Agreement is amended by adding the following definition in the appropriate alphabetical location:

“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of the Conduit Purchaser that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Party as the result of the existence of, or occurrence of any change in, accounting standards or the issuance of any pronouncement, interpretation or release, by any accounting body or any other body charged with the promulgation or administration of accounting standards, including, without limitation, the Financial Accounting Standards Board, the International Accounting Standards Board, the American Institute of Certified Public Accountants, the Federal Reserve Board of Governors and the Securities and Exchange Commission, and shall occur as of the date that such consolidation (i) shall have occurred with respect to the financial statements of the Conduit Purchaser or any of its affiliates or (ii) shall have been required to have occurred, regardless of whether such financial statements were prepared as of such date.

1.6 The definition of “Concentration Limit” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

“Concentration Limit” at any time for (1) any Obligor that is a Governmental Authority (other than any federal Governmental Authority), means an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables at such time times (ii) 1% (or in the case of Bonneville Power Authority, 2% so long as the Administrator has confirmed in writing that it has received satisfactory evidence of the assignability of such Receivables), (2) all Obligors (on a combined basis) that are federal Governmental Authorities, means an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables at such time times (ii) 2% and (3) any other Obligor means an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables at such time times (ii) the applicable percentage as set forth below opposite the appropriate ratings of such Obligor’s long-term and short-term unsecured debt. Any Obligor that has a split rating shall be deemed to be in the lower rating category.

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Long Term Rating		Short-Term Rating		Applicable Percentage
S&P	Moody’s	S&P	Moody’s
A+ or better	A1 or better	A-1	P-1	6.0%
BBB+ to A	Baa1 to A2	A-2	P-2	4.0%
BBB- to BBB	Baa3 to Baa2	A-3	P-3	2.0%
Lower than		Lower than		1.5%
BBB-/Baa3		BBB-/Baa3
or Not Rated		or Not Rated

1.7 The definition of “Earned Discount Rate” set forth in Appendix A to the Receivables Purchase Agreement is amended and restated in its entirety as follows:

“Earned Discount Rate” means for any Settlement Period;

(a) in the case of any portion of the Capital funded by a Liquidity Funding or by a Committed Purchaser, the sum of (i) the Federal Funds Rate for such Settlement Period plus (ii) 3.00% per annum; and

(b) in the case of any portion of the Capital funded by any Commercial Paper Notes, the CP Rate for such Settlement Period;

provided, however, that on any day during a Settlement Period when any Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, the Earned Discount Rate for the Capital shall mean the sum of (i) the Federal Funds Rate for such Settlement Period plus (ii) 4.00% per annum.

1.8 The definition of “Termination Date” set forth in Appendix A to the Receivables Purchase Agreement is amended to delete the reference to “March 13, 2009” in clause (c) thereof and substitute “March 12, 2010” therefor.

SECTION 2. Condition Precedent. The effectiveness of this Amendment is subject to the satisfaction of the condition precedent that the Administrator shall have received (i) counterparts (which receipt may be by facsimile transmission) of (x) this Amendment, executed by the Seller, the Servicer, the Conduit Purchaser, the Committed Purchaser and the Administrator and (y) the Fee Letter (as defined after giving effect hereto) and (ii) all fees payable on the date hereof pursuant to the Fee Letter.

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SECTION 3. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants that (i) this Amendment constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms, (ii) before and after giving effect to this Amendment, the representations and warranties of each such party, respectively, set forth in Article 6 of the Receivables Purchase Agreement are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. The Seller further represents and warrants that before and after giving effect to this Amendment, no event has occurred and is continuing that constitutes a Liquidation Event or an Unmatured Liquidation Event.

SECTION 4. Reference to and Effect on the Receivables Purchase Agreement.

4.1 Upon the effectiveness of this Amendment, (i) each reference in the Receivables Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Receivables Purchase Agreement, as amended hereby, and (ii) each reference to the Receivables Purchase Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Receivables Purchase Agreement as amended hereby.

4.2 Except as specifically amended above, the terms and conditions of the Receivables Purchase Agreement, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

4.3 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrator, the Conduit Purchaser or the Committed Purchaser under the Receivables Purchase Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.

SECTION 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Section Titles. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective signatories thereunto duly authorized as of the date first above written.

AVISTA RECEIVABLES CORP., as Seller

By:	/s/ Diane C. Thoren
Name: Diane C. Thoren
Title: Vice President

AVISTA CORPORATION, as Servicer

By:	/s/ Diane C. Thoren
Name: Diane C. Thoren
Title: Assistant Treasurer

RANGER FUNDING COMPANY LLC (formerly known as Receivables Capital Company LLC), as Conduit Purchaser

By:	/s/ Doris J. Hearn
Name: Doris J. Hearn
Title: Vice President

BANK OF AMERICA, N.A., as Committed Purchaser and as Administrator

By:	/s/ Jeremy Grubb
Name: Jeremy Grubb
Title: Vice President

Signature Page to

Amendment No. 8 to Receivables Purchase Agreement

APPENDIX A

DEFINITIONS

This is Appendix A to the Receivables Purchase Agreement dated as of May 29, 2002 among Avista Receivables Corp., as Seller, Eaglefunding Capital Corporation, as Conduit Purchaser, Avista Corporation, as initial Servicer, Fleet National Bank, as Committed Purchaser, and Fleet Securities, Inc., as Administrator (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Unless otherwise indicated, all Section, Exhibit and schedule references in this Appendix are to Sections of and Exhibits and Schedules to the Agreement.

A. Defined Terms. As used in the Agreement, unless the context requires a different meaning, the following terms have the meanings indicated hereinbelow:

“Administrator” has the meaning set forth in the preamble.

“Administrator’s Office” means the office of the Administrator at 100 Federal Street, Eleventh Floor, Boston, Massachusetts 02110 or such other address as shall be designated by the Administrator in writing to Seller, Parent and each Purchaser.

“Affected Party” means each of each Purchaser, each Program Support Provider, any assignee or participant of any Purchaser or any Program Support Provider, Fleet Securities, any successor to Fleet Securities as Administrator, and any sub-agent of the Administrator.

“Affiliate” when used with respect to a Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person.

“Allocation Limit” has the meaning set forth in Section 1.01.

“Alternate Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of

(a) the rate of interest most recently announced by the Liquidity Agent in Boston, Massachusetts, as its prime rate; and

(b) the Federal Funds Rate most recently determined by the Liquidity Agent plus 0.50% per annum.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Liquidity Agent in connection with extensions of credit.

“Applicable Law” means all applicable laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

“Asset Interest” means an undivided ownership interest determined from time to time as provided in Section 1.04(b) in all Pool Assets.

“Avista Utilities” means the operating division of the Parent which represents all the regulated utility operations of the Parent that are responsible for retail electric and natural gas distribution, electric transmission services and electric generation and production.

“Avista Utilities EBITDA” means, for any period, (a) Avista Utilities Net Income for such period plus (b) in each case, without duplication and to the extent deducted in computing Avista Utilities Net Income for such period, the sum of such period of (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, (iv) any extraordinary or non-recurring losses and (v) other non-cash items reducing such Avista Utilities Net Income for such period, minus (c) in each case, without duplication and to the extent added in computing Avista Net Income for such period, the sum of for such period of (i) any extraordinary or non-recurring gains and (ii) other non-cash items increasing Avista Utilities Net Income for such period, all as determined in accordance with GAAP, plus (d) for any period including the fiscal quarter ended December 31, 2001, $20,600,000 of power cost deferrals deducted in computing Avista Utilities Net Income for such fiscal quarter but incurred with respect to prior fiscal quarters.

“Avista Utilities Interest Expense” means, for any period, interest expense of Avista Utilities for such period determined in accordance with GAAP.

“Avista Utilities Net Income” means, for any period, the net income or loss of Avista Utilities for such period determined in accordance with GAAP.

“Business Day” means a day other than a Saturday or a Sunday on which both (a) the Administrator at its principal office in Boston, Massachusetts is open for business and (b) commercial banks in New York City and Spokane, Washington are not authorized or required to be closed for business.

“Capital” means at any time with respect to the Asset Interest an amount equal to (a) the aggregate of the amounts theretofore paid to Seller for Purchases pursuant to Section 1.01, less (b) the aggregate amount of Collections theretofore received and actually distributed to, and received by, a Purchaser on account of the Capital pursuant to Section 3.01.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of the Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change in Control” means any of the following:

(a) in relation to Parent, the acquisition following the date hereof by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of issued and outstanding shares of the capital stock of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Parent and having a then present right to exercise 30% or more of the voting power for the election of members of the board of directors of Parent attached to all such outstanding shares of capital stock of Parent, unless otherwise agreed in writing by the Liquidity Banks and the Administrator; or

(b) the creation or imposition of any Lien on any shares of capital stock of Seller; or

(c) the failure by Parent to own all of the issued and outstanding capital stock of Seller.

“Collection Ratio” means, for any Cut-Off Date, the ratio (expressed as a percentage) computed as of such Cut-Off Date by dividing (x) the Collections received during the month ending on such Cut-Off Date by (y) the amount of Sales generated during the month ending on the immediately preceding Cut-Off Date.

“Collections” means, with respect to any Receivable, all funds which either (a) are received by Seller, Servicer, the Originator or any other Person from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligors (including, without limitation, insurance payments that Seller, the Originator or Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), or (b) are deemed to have been received by Seller or any other Person as a Collection pursuant to Section 3.02.

“Commercial Paper Holders” means the holders from time to time of the Commercial Paper Notes.

“Commercial Paper Notes” means short-term promissory notes issued or to be issued by Conduit Purchaser, or the proceeds of which are loaned to Conduit Purchaser, to fund its investments in accounts receivable or other financial assets.

“Committed Purchaser” has the meaning set forth in the preamble.

“Commitment” means with respect to any Committed Purchaser, the amount listed opposite such Committed Purchaser’s name on the signature page to the Agreement.

“Commitment Fee” means, for each day, the amount equal to the product of (x) the unused Liquidity Commitment Amount on such day, times (y) the Commitment Fee Rate, times (z) 1/360.

“Commitment Fee Rate” has the meaning set forth in the Fee Letter.

“Concentration Limit” at any time for (1) any Obligor that is a Governmental Authority, means an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables at such time times (ii) 1% (or in the case of Bonneville Power Authority, 2% so long as the Administrator has confirmed in writing that it has received satisfactory evidence of the assignability of such Receivables) and (2) any other Obligor means an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables at such time times (ii) the applicable percentage as set forth below opposite the appropriate ratings of such Obligor’s long-term and short-term unsecured debt. Any Obligor that has a split rating shall be deemed to be in the lower rating category.

Long Term Rating		Short-Term Rating		Applicable Percentage
S&P	Moody’s	S&P	Moody’s
A+ or better	A1 or better	A-1	P-1	8.0%
BBB+ to A	Baa1 to A2	A-2	P-2	6.0%
BBB- to BBB	Baa3 to Baa2 A-3	P-3		3.0%
Lower than BBB-/Baa3 or Not Rated		Lower than BBB-/Baa3 or Not Rated		2.0%

“Conduit Purchaser” has the meaning set forth in the preamble.

“Consolidated Total Capitalization” on any date means the sum, without duplication, of the following with respect to the Parent and its consolidated subsidiaries: (a) total capitalization as of such date, as determined in accordance with GAAP, (b) the current portion of liabilities which as of such date would be classified in whole or part as long-term debt in accordance with GAAP (it being understood that the noncurrent portion of such liabilities is included in the total capitalization referred to in clause (a)), (c) all obligations as lessee which, in accordance with GAAP, are capitalized as liabilities (including the current portion thereof), and (d) all other liabilities which would be classified as short-term debt in accordance with GAAP.

“Consolidated Total Debt” on any date means the sum, without duplication, of the following with respect to the Parent and its consolidated subsidiaries: (a) all liabilities which as of such date would be classified in whole or in part as long-term debt in accordance with GAAP (including the current portion thereof), (b) all obligations as lessee which, in accordance with GAAP, are capitalized as liabilities (including the current portion thereof), (c) all other liabilities which would be classified as short-term debt in accordance with GAAP, and (d) all Guarantee Obligations of or by the Parent.

“Contract” means a contract between the Originator and any Person, or an invoice or bill from the Originator to any Person, pursuant to or under which such Person shall be obligated to make payments for products or services to the Originator. A “related” Contract with respect to the Receivables means a Contract under which Receivables in the Receivables Pool arise, which evidence such Receivables, or which is relevant to the collection or enforcement of such Receivables.

“Contractual Obligation” with respect to any Person, means any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is party or by which it or any of its Property is bound.

“CP Rate” for any Settlement Period means the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuances of Commercial Paper Notes that are allocated, in whole or in part, by the Conduit Purchaser (or by the Administrator) to fund or maintain the Asset Interest (and which may also be allocated in part to the funding of other assets of the Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Settlement Period, the Conduit Purchaser shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, the Conduit Purchaser’s “weighted average cost” shall consist of (w) the actual interest rate (or discount) paid to purchasers of the Conduit Purchaser’s Commercial Paper Notes, together with the Dealer Fee, to the extent allocated, in whole or in part, to the Conduit Purchaser’s Commercial Paper Notes by the Conduit Purchaser (or the Administrator), (x) certain documentation and transaction costs associated with the issuance of such Commercial Paper Notes, (y) any incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by the Conduit Purchaser and (z) other borrowing by the Conduit Purchaser, including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

“Credit Agreement” means the Credit Agreement, dated as of May 21, 2002, among Avista Corporation, the banks party thereto, Keybank and Washington Mutual Bank, as Co-Agents, U.S. Bank, National Association, as Managing Agent, Fleet National Bank and Wells Fargo Bank, as Documentation Agents, Union Bank of California, N.A., as Syndication Agent, and The Bank of New York, as Administrative Agent and Issuing Bank.

“Credit and Collection Policy” means those credit and collection policies and practices relating to Contracts and Receivables described in Schedule 7.01(g), as modified in accordance with Section 7.03(c).

“Cut-Off Date” means the last day of each calendar month.

“Dealer Fee” means, the dealer or placement agent fees or commissions incurred by the Conduit Purchaser in connection with its issuance of Commercial Paper Notes.

“Deemed Collection” has the meaning set forth in the Purchase Agreement.

“Default Ratio” means the ratio (expressed as a percentage) computed as of a Cut-Off Date by dividing (x) the Gross Write-off for the month ending on such Cut-Off Date by (y) the aggregate amount of Sales for the month ending on the fourth preceding Cut-Off Date.

“Defaulted Receivable” means a Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such Receivable, (b) as to which the Obligor thereof is the subject of an Event of Bankruptcy, or (c) which, consistent with the Credit and Collection Policy, would be written off the Seller’s books as uncollectible.

“Delinquency Ratio” means, for any Cut-Off Date, the ratio (expressed as a percentage) computed as of such Cut-Off Date by dividing (x) the aggregate Unpaid Balance of all Delinquent Receivables by (y) the aggregate Unpaid Balance of all Pool Receivables on such Cut-Off Date.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such Receivable, but is not a Defaulted Receivable.

“Dilution” means any credit, adjustment, rebate, refund or setoff with respect to any Receivable granted or allowed by Seller or any Affiliate of Seller.

“Dilution Reserve” means, at any time, an amount equal to (i) the Net Pool Balance at such time times (ii) the most recently calculated Dilution Reserve Percentage.

“Dilution Reserve Percentage” as measured on any Reporting Date means a percentage determined in accordance with the following formula:

[(SF x ED) + ((DS-ED) x DS/ED)] x DHR where:

SF	=	the Stress Factor, which shall be 2.0;

ED	=	the “Expected Dilution”, which shall be equal to the twelve-month rolling average Sales-Based Dilution Ratio, expressed as a percentage;

DS	=	the “Dilution Spike”, which shall be equal to the highest average of the Sales-Based Dilution Ratios for three successive Cut-Off Dates over the immediately preceding twelve months, expressed as a percentage; and

DHR	=	the “Dilution Horizon Ratio”, which shall be equal to the Sales for the month ending on the related Cut-Off Date divided by the Net Pool Balance as of such Cut-Off Date.

“Dollars” means dollars in lawful money of the United States of America.

“Dynamic Loss Reserve Percentage” shall be measured as an amount calculated pursuant to the following formula:

DLRP	=	LR x LH x SF

where:

DLRP	=	the Dynamic Loss Reserve Percentage;

LR	=	the Loss Ratio, which shall be equal to the highest average of the Default Ratios for any three consecutive calendar months during the previous twelve calendar months;

LH	=	the Loss Horizon, which shall be equal to the cumulative Sales over the previous three months divided by the Net Pool Balance as of the most recent Cut-Off Date; and

SF	=	the Stress Factor, which shall be 2.

“Earned Discount” means for any Settlement Period:

C x ER x ED + LF
360

where:

C	=	the daily average (calculated at the close of business each day) of the Capital during such Settlement Period,

ER	=	the Earned Discount Rate for such Settlement Period,

ED	=	the actual number of days elapsed during such Settlement Period, and

LF	=	the Liquidation Fee, if any, during such Settlement Period.

“Earned Discount Rate” means for any Settlement Period:

(a) in the case of any portion of the Capital funded by a Liquidity Funding or by a Committed Purchaser, the sum of (i) the Eurodollar Rate (Reserve Adjusted) for such Settlement Period, plus (ii) the then applicable spread over the Eurodollar Rate (Reserve Adjusted) or its equivalent set forth in the Credit Agreement (or if the Credit Agreement is no longer in effect, the spread that would have been applicable if the Credit Agreement were still in effect); and

(b) in the case of any portion of the Capital funded by any Commercial Paper Notes, the CP Rate for such Settlement Period;

provided, however, that on any day during a Settlement Period when any Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, the Earned Discount Rate for the Capital shall mean the higher of (i) the Alternate Base Rate in effect on such day plus 2% per annum and (ii) the Eurodollar Rate (Reserve Adjusted) for such Settlement Period plus 2% per annum.

“Eligible Receivable” means, at any time, a Receivable:

(a) which is originated by the Originator in the ordinary course of its business;

(b) which constitutes an “account” as defined in the UCC;

(c) the Obligor of which is (1) not an Affiliate of Seller and (2) is a resident of the United States.

(d) which was purchased or otherwise acquired by Seller pursuant to the Purchase Agreement and which was designated by the Originator as an “Eligible Receivable” pursuant to the Purchase Agreement;

(e) which is not a Delinquent Receivable or a Defaulted Receivable;

(f) with respect to which the warranty of Seller in Section 6.01(k) is true and correct;

(g) the sale of which, or of an undivided interest in which, does not contravene or conflict with Applicable Law, or require the consent of the Obligor or any other Person;

(h) which is denominated and payable only in Dollars in the United States;

(i) which arises under a Contract, which contract has been duly authorized by the parties thereto and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any offset or defense whatsoever (other than discharge in bankruptcy and payment);

(j) which, together with the Contract related thereto, does not contravene in any material respect any Applicable Law and with respect to which no party to the Contract related thereto is in violation of any Applicable Law in any material respect;

(k) which (i) satisfies all material applicable requirements of the Credit and Collection Policy and (ii) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Administrator may from time to time specify to Seller in writing in the exercise of reasonable business judgment;

(l) as to which the payment terms have not been altered or extended so as to materially affect the collectibility of such Receivable;

(m) the Unpaid Balance of which is payable within 45 days or less from the invoice date therefor;

(n) which are not Receivables owed by an Obligor for which more than 20% of the aggregate Unpaid Balance of Receivables of such Obligor constitute Defaulted Receivables;

(o) which arise from the completion of the sale and delivery of goods and services performed, and which do not represent an invoice in advance of such completion; and

(p) which are not subject to any contingent performance requirements of the Seller or the Originator.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Business Day” means a day of the year on which dealings are carried on in the eurodollar interbank market and banks are open for business in London and are not required or authorized to close in New York City.

“Eurodollar Rate (Reserve Adjusted)” means, with respect to any Settlement Period and any portion of the Capital, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Rate
(Reserve Adjusted)		1 – Eurodollar
Reserve Percentage

where:

“Eurodollar Rate” means, with respect to any Settlement Period and any portion of the Capital, the rate per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of the Administrator two Eurodollar Business Days prior to the beginning of such period by prime banks in the interbank eurodollar market at or about 11:00 a.m., New York City time for delivery on the first day of such Settlement Period, for the number of days comprised therein and in an amount equal or comparable to the applicable portion of the Capital for such Settlement Period.

“Eurodollar Reserve Percentage” means, with respect to any Settlement Period, the then maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) prescribed by the Federal Reserve Board for determining the maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D having a term comparable to such Settlement Period.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) any case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect and shall either not be contested or shall remain undismissed for 60 consecutive days; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Excess Amount” as of any date, means the amount, if any, by which the sum of the Capital, plus the Required Reserves on such date exceeds the Net Pool Balance, as most recently calculated.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Fleet Securities from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

“Fee Letter” has the meaning set forth in Section 4.01.

“Fees” means the Commitment Fee and the Program Fee.

“Final Payout Date” means the date following the Termination Date on which the Capital shall have been reduced to zero and all other amounts payable by Seller to Purchasers, the Administrator, the Affected Parties and the Indemnified Parties under the Transaction Documents shall have been paid in full.

“Fleet Securities” has the meaning set forth in the preamble.

“Funded Percentage” with respect to any Purchaser as of any date means the ratio (expressed as a percentage) of (i) the portion of the then outstanding Capital funded by such Purchaser divided by (ii) the entire then outstanding Capital.

“GAAP” means generally accepted accounting principles applicable in the United States for reporting entities domiciled in the United States as in effect from time to time.

“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgements, decrees, licenses, exemptions, publications, filings, notices to and declaration of or with, or required by, any Governmental Authority, or required by any Applicable Law.

“Governmental Authority” means any foreign or domestic federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or any political subdivision thereof.

“Gross Writeoffs” means for any period the aggregate Unpaid Balance of all Receivables that either become more than 90, but less than 121, days past due during such period or were written off during such period prior to becoming more than 90 days past due.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (ii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Parent in good faith.

“Hedge Agreements” means any financial futures contract, option, forward contract, warrant, swap, swaption, collar, floor, cap and other agreement, instrument and derivative and other transactions of a similar nature (whether currency linked, rate linked, index linked, insurance risk linked, credit risk linked or otherwise) entered into by or on behalf of a Conduit Purchaser.

“Indebtedness” means of any person at any date, without duplication, (a) all indebtedness of such person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person’s business, and overdue trade payables incurred in the ordinary course of such Person’s business to the extent the amount or validity thereof is currently being contested in good faith by appropriate procedures and reserves in conformity with GAAP with respect thereto have been provided on the books of Parent or its Subsidiaries, as the case may be), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person (the amount of which shall be calculated without regard to imputed interest), (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock (other than common stock) of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above to the extent quantified as liabilities, contingent obligations or like term in accordance with GAAP on the balance sheet (including notes thereto) of such Person, (i) all obligations of the kind referred to in clause (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accords and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the fair market value of such Property), (j) all obligations of such Person in respect of Interest Rate Protection Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.

“Indemnified Amounts” has the meaning set forth in Section 13.01.

“Indemnified Party” has the meaning set forth in Section 13.01.

“Independent Director” shall mean an individual who is not, and never was, (1) a member, stockholder, director, officer, employee, Affiliate, customer or supplier of, or an individual that has received any benefit (excluding, however, any compensation received in such individual’s capacity as Independent Director) in any form whatever from, or an individual who has provided any service (excluding, however, any service provided by such individual in such individual’s capacity as Independent Director) in any form whatever to, the Parent or any of its subsidiaries or Affiliates, or (2) an individual owning beneficially, directly or indirectly, any interest in the Parent, or (3) an individual who is a relative or spouse of an individual described in clause (1) or (2) above.

“Interest Rate Protection Agreement” means any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement to or under which Parent or any of its Subsidiaries is a party or a beneficiary on the date of the Agreement or becomes a party or a beneficiary after the date of the Agreement.

“Lien” means any mortgage, lien, pledge, encumbrance, charge, title retention or other security interest of any kind, whether arising under a security agreement, mortgage, deed of trust, assignment, pledge or financing statement or arising as a matter of law, judicial process or otherwise.

“Liquidation Event” has the meaning set forth in Section 10.01.

“Liquidation Fee” means, for each day in any Settlement Period during the Liquidation Period following the occurrence of a Liquidation Event, the amount, if any, by which:

(a) the additional Earned Discount (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of the Capital during such Settlement Period (as so computed) if such reductions had not been made, exceeds

(b) the income, if any, received by the related Purchaser from investing the proceeds of such reductions of the Capital.

“Liquidation Period” means the period commencing on the Termination Date and ending on the Final Payout Date.

“Liquidity Agent” means Fleet National Bank, as agent for the Liquidity Banks under the Liquidity Agreement, or any successor to Fleet National Bank in such capacity.

“Liquidity Agreement” means and includes the Liquidity Purchase Agreement dated as of May 29, 2002 among Conduit Purchaser, Fleet National Bank, as Liquidity Agent, and certain financial institutions, party thereto as liquidity providers, and any other agreement hereafter entered into by Conduit Purchaser providing for the making of loans, purchases or undivided interests or other extensions of credit to Conduit Purchaser to support all or part of Conduit Purchaser’s payment obligations with respect to the Commercial Paper Notes or to provide an alternate means of funding Conduit Purchaser’s investments in accounts receivable or other financial assets.

“Liquidity Bank” means any one of, and “Liquidity Banks” means all of, Fleet National Bank and the other financial institutions that are at any time parties to a Liquidity Agreement as liquidity providers.

“Liquidity Commitment Amount” means, at any time, the then aggregate amount of the Liquidity Banks’ commitments under the Liquidity Agreement.

“Liquidity Funding” means a loan or purchase made by the Liquidity Bank (or simultaneous loans or purchases made by the Liquidity Banks) pursuant to a Liquidity Agreement.

“Lock-Box” means any post office box to which Collections of Pool Receivables are sent.

“Lock-Box Account” means any bank account to which Collections of Pool Receivables are sent or deposited.

“Lock-Box Agreement” means a letter agreement, in substantially the form of Exhibit 5.01(f), among Seller, Parent, the Administrator and any Lock-Box Bank.

“Lock-Box Bank” means any of the banks holding one or more Lock-Box Accounts for receiving Collections from Pool Receivables.

“Loss Reserve” means the product of (A) the greater of (1) 10%; and (2) the Dynamic Loss Reserve Percentage as most recently calculated and (B) the Net Pool Balance.

“Material Adverse Effect” with respect to any event or circumstance, means a material adverse effect on:

(i) (A) the operations, financial condition, business or assets of Seller or (B) the business, assets, operations or financial condition of Parent and its Subsidiaries, taken as a whole, which could reasonably be expected to have a material adverse effect on the creditworthiness of Parent;

(ii) the ability of Servicer, the Originator or Parent to perform its obligations under this Agreement or any other Transaction Document;

(iii) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of a material portion of the Receivables; or

(iv) the status, existence, perfection, priority or enforceability of the Administrator’s or any Purchaser’s interest in the Pool Assets.

“Mid-Month Report” has the meaning set forth in Section 3.01(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Pool Balance” at any time means an amount equal to (i) the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time, minus (ii) the aggregate amount by which the aggregate Unpaid Balance of the Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor at such time, minus (iii) the aggregate amount by which the Unbilled Receivables Amount at such time exceeds 50% of the amount described in the foregoing clause (i), minus (iv) the aggregate amount by which the aggregate Unpaid Balance of all Receivables owed by Governmental Authorities exceeds 10% of the amount described in the foregoing clause (i), provided that the subtraction set forth in this clause (iv) shall not become effective until the Reporting Date occurring in August of 2002.

“Obligor” means a Person obligated to make payments with respect to a Receivable, including any guarantor thereof.

“Originator” means the Parent in its capacity as originator of Receivables.

“Parent” has the meaning set forth in the preamble.

“Percentage” means, with respect to any Committed Purchaser, the ratio, expressed as a percentage, of (i) such Committed Purchaser’s Commitment divided by (ii) the aggregate Commitments of all of the Committed Purchasers.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Pool Assets” has the meaning set forth in Section 1.04(a).

“Pool Receivable” means a Receivable in the Receivables Pool.

“Postmaster Notice” has the meaning set forth in Section 5.01(f).

“Program Agreement” means each Liquidity Agreement, each agreement pursuant to which Conduit Purchaser obtains funding, through the issuance of Commercial Paper Notes or otherwise, and each other agreement entered into by Conduit Purchaser in connection with its securitization program.

“Program Fee” means, for each day, the amount equal to the product of (x) the Capital on such day, times (y) the Program Fee Rate, times (z) 1/360.

“Program Fee Rate” has the meaning set forth in the Fee Letter.

“Program Information” has the meaning set forth in Section 14.07.

“Program Support Provider” means each entity that provides credit enhancement to the Conduit Purchaser, each Liquidity Bank and the Administrator.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase” has the meaning set forth in Section 1.01.

“Purchase Agreement” means the Purchase and Sale Agreement, dated as of May 29, 2002, between Seller and the Originator.

“Purchase Limit” has the meaning set forth in Section 1.01.

“Purchase Termination Date” means that day

(a) the Administrator declares a Purchase Termination Date in a notice to Seller in accordance with Section 10.02(a); or

(b) in accordance with Section 10.02(b), becomes the Purchase Termination Date automatically.

“Purchaser” means any of Conduit Purchaser and any Committed Purchaser.

“Purchasers’ Share” of any amount means the then Asset Interest, expressed as a percentage (but not greater than 100%), times such amount.

“Rating Agencies” at any time means those rating agencies then rating the Commercial Paper Notes.

“Receivable” means any right to payment from a Person, whether constituting an account, chattel paper, instrument or general intangible, arising under a Contract and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means at any time all then outstanding Receivables, other than Reconveyed Receivables.

“Reconveyed Receivable” means a Receivable for which the Originator has paid the full Unpaid Balance pursuant to the Purchase Agreement.

“Regulation D” means Regulation D of the Federal Reserve Board, or any other regulation of the Federal Reserve Board that prescribes reserve requirements applicable to nonpersonal time deposits or “Eurocurrency Liabilities” as presently defined in Regulation D, as in effect from time to time.

“Regulatory Change” means, relative to any Affected Party

(a) any change in (or the adoption, implementation, change in phase-in or commencement of effectiveness of) any

(i) United States federal or state law or foreign law applicable to such Affected Party;

(ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or

(iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

(b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.

“Reinvestment” has the meaning set forth in Section 1.03.

“Related Security” means, with respect to any Pool Receivable: (a) all of Seller’s or the Originator’s right, title and interest in and to all Contracts that relate to such Pool Receivable; (b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (c) all UCC financing statements covering any collateral securing payment of such Pool Receivable; (d) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise; and (e) all of Seller’s and the Originator’s interest in the merchandise (including returned merchandise), if any, relating to the sale that gave rise to such Pool Receivable.

“Reporting Date” has the meaning set forth in Section 3.01(a).

“Required Reserves” means, on any day, an amount equal to the sum of (1) the Dilution Reserve, plus (2) the Loss Reserve, plus (3) the Yield Reserve, in each case as most recently calculated.

“Required Reserves Percentage” means, on any day, (i) the Required Reserves on such day divided by (ii) the Net Pool Balance as of such day.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Property or to which such Person or any of its Property is subject.

“S&P” means Standard & Poor’s Ratings Services.

“Sales” means sales of the Originator which generate trade receivables.

“Sales-Based Dilution Ratio” as of any Cut-Off Date means (a) the aggregate reduction attributable to Dilutions occurring in the Unpaid Balance of Pool Receivables which Dilutions were granted during the month ending on such Cut-Off Date; divided by (b) the aggregate amount of Sales for the month immediately preceding the month ending as of such Cut-Off Date.

“Secured Parties” means Purchasers, the Administrator, the Indemnified Parties and the Affected Parties.

“Seller” has the meaning set forth in the preamble.

“Seller’s Share” of any amount means (x) 100% minus the Asset Interest (but such Asset Interest shall not be greater than 100%) times (y) such amount.

“Servicer” has the meaning set forth in Section 8.01(a).

“Servicer Report” has the meaning set forth in Section 3.01.

“Servicer Transfer Event” has the meaning set forth in Section 8.01(b).

“Servicer’s Fee” means, for each day, an amount equal to (x) the Servicer’s Fee Rate, times (y) the aggregate Unpaid Balance of all Pool Receivables at the close of business on such day, times (z) 1/360.

“Servicer’s Fee Rate” means 0.50% per annum or, in the event that Parent is no longer the Servicer, such higher rate as may be charged by the successor Servicer.

“Settlement Date” has the meaning set forth in Section 3.01(c).

“Settlement Period” means the period (i) in the case of the first Settlement Period, from, and including, the date of the initial Purchase to, but excluding the next Settlement Date and (ii) thereafter, from, and including, each Settlement Date to, but excluding, the next Settlement Date.

“Subsidiary” means a corporation of which Parent and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Successor Notice” has the meaning set forth in Section 8.01(b).

“Tangible Net Worth” at any date means a sum equal to: (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which the tangible assets (which for purposes of this definition shall include Receivables owned by such Person) of a Person would be shown on a balance sheet at such date in accordance with GAAP minus (ii) the amount at which such Person’s liabilities (other than capital stock and surplus) would be shown on such balance sheet in accordance with GAAP, and including as liabilities all reserves for contingencies and other potential liabilities.

“Termination Date” means the earliest of

(a) the date of termination (whether by scheduled expiration, termination on default or otherwise) of any Liquidity Bank’s Commitment under the Liquidity Agreement;

(b) the Purchase Termination Date;

(c) with respect to Conduit Purchaser, May 29, 2005, and with respect to each Committed Purchaser, the date of the termination of such Committed Purchaser’s commitment under the Liquidity Agreement; and

(d) the date on which Seller terminates Purchasers’ right to make Purchases and Reinvestments pursuant to Section 1.05.

“Transaction Documents” means this Agreement, the Lock-Box Agreements, the Purchase Agreement, the Fee Letter and the Initial Purchaser Note.

“Turnover Rate” means, as of any Cut-Off Date, the ratio (expressed as a percentage) of (i) the aggregate Unpaid Balance of the Pool Receivables as of the immediately preceding Cut-Off Date, divided by (ii) the aggregate Collections for the month ending on such Cut-Off Date.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unbilled Receivables Amount” for any date means the aggregate estimate for accrued billings for the most recently ended calendar month for power used but for which an invoice has not been issued.

“Unmatured Liquidation Event” means any event which, with the giving of notice or lapse of time, or both, would become a Liquidation Event.

“Unpaid Balance” of any Receivable means at any time the unpaid principal amount thereof.

“Wholly Owned Subsidiary” mean, as to any Person, any other Person all of the Capital Stock of which (other than (i) a nominal number of shares held by foreign nationals to the extent required by local law or (ii) directors’ qualifying shares required by law) is owned by such person directly and/or through other Wholly Owned Subsidiaries.

“Yield Reserve” means, at any time, an amount equal to the product of (i) the Net Pool Balance at such time, times (ii) the sum of (A) the Earned Discount Rate set forth in paragraph (a) of the definition thereof as determined as of the most recent Cut-Off Date, plus (B) the Servicer’s Fee Rate, divided by (iii) 12, times (iv) 2, times (v), the most recently calculated Turnover Rate.

B. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

C. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

D. Interpretation. In each Transaction Document, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor; and

(v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.